Exhibit 23.4

FAX (303) 623-4258
TBPE REGISTERED ENGINEERING FlRM F-1580
621 SEVENTEENTH STREET SUITE 1550	DENVER, COLORADO 80293	TELEPHONE (303) 623-9147

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Pioneer Natural Resources Company (the “Company”), and in the related Prospectus (collectively, the “Registration Statement”), of all references to our firm in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

By:	/s/ Ryder Scott Company, L.P.
Ryder Scott Company, L.P.
TBPE Firm Registration No. F-1580

Denver, Colorado

May 30, 2014

1100 LOUISIANA, SUITE 3800	HOUSTON, TEXAS 77002-5218	TEL (713) 651-9191	FAX (713) 651-0849
1015 4TH STREET S.W., SUITE 600	CALGARY, ALBERTA T2R 1J4	TEL (403) 262-2799	FAX (403) 262-2790